UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 8, 2012, The Babcock & Wilcox Company (“B&W”) entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with a syndicate of lenders and letter of credit issuers, and Bank of America, N.A., as administrative agent, which amends and restates our existing secured credit facility. A summary of the New Credit Agreement and the related Amended and Restated Pledge and Security Agreement is set forth below and is qualified in its entirety to the complete text of such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Report and incorporated by reference herein.

The New Credit Agreement provides for revolving credit borrowings and issuances of letters of credit in an aggregate outstanding amount of up to $700.0 million, and the credit facility is scheduled to mature on June 8, 2017. The proceeds of the New Credit Agreement are available for working capital needs and other general corporate purposes. Upon the closing of the New Credit Agreement, we had no outstanding borrowings and approximately $218.5 million of outstanding letters of credit under the New Credit Agreement, leaving B&W with approximately $481.5 million available capacity for additional borrowings and letters of credit under the New Credit Agreement.

The New Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to an aggregate maximum of $1.0 billion for all revolving loan and letter of credit commitments.

The New Credit Agreement is guaranteed by substantially all of B&W’s wholly owned domestic subsidiaries. Obligations under the New Credit Agreement are secured by first-priority liens on certain assets owned by B&W and the guarantors (other than our subsidiaries comprising our Nuclear Operations and Technical Services segments). If the corporate family rating of B&W and its subsidiaries from Moody’s is Baa3 or better (with a stable outlook or better), the corporate rating of B&W and its subsidiaries from S&P is BBB- or better (with a stable outlook or better), and other conditions are met, the liens securing obligations under the New Credit Agreement will be released, subject to reinstatement upon the terms set forth in the New Credit Agreement.

The New Credit Agreement requires only interest payments on a periodic basis until maturity. We may prepay all loans under the New Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to notice requirements.

Loans outstanding under the New Credit Agreement bear interest at our option at either the Eurocurrency rate plus a margin ranging from 1.25% to 2.25% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the one month Eurocurrency rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 0.25% to 1.25% per year. The applicable margin for revolving loans varies depending on the credit ratings of the New Credit Agreement. Under the New Credit Agreement, we are charged a commitment fee on the unused portions of the New Credit Agreement, and that fee varies between 0.225% and 0.350% per year depending on the credit ratings of the New Credit Agreement. Additionally, we are charged a letter of credit fee of between 1.25% and 2.25% per year with respect to the amount of each financial letter of credit issued under the New Credit Agreement and a letter of credit fee of between 0.80% and

1.25% per year with respect to the amount of each performance letter of credit issued under the New Credit Agreement, in each case depending on the credit ratings of the New Credit Agreement. We also pay customary fronting fees and other fees and expenses in connection with the issuance of letters of credit under the New Credit Agreement. In connection with entering into the New Credit Agreement, we paid upfront fees to the lenders thereunder, and arrangement and other fees to the arrangers and agents of the New Credit Agreement.

Based on the current credit ratings of the New Credit Agreement, the applicable margin for Eurocurrency rate loans is 1.500%, the applicable margin for base rate loans is 0.500%, the letter of credit fee for financial letters of credit is 1.500%, the letter of credit fee for performance letters of credit is 0.875%, and the commitment fee for unused portions of the New Credit Agreement is 0.250%. The New Credit Agreement does not have a floor for the base rate or the Eurocurrency rate.

The New Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2012. The maximum permitted leverage ratio is 2.75 to 1.00, which ratio may be increased to 3.00 to 1.00 for up to four consecutive fiscal quarters after a material acquisition. The minimum consolidated interest coverage ratio is 4.00 to 1.00. In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit B&W’s and its subsidiaries’ ability to:

•	incur or assume indebtedness;

•	grant or assume liens;

•	make acquisitions or engage in mergers;

•	sell, transfer, assign or convey assets;

•	make investments;

•	repurchase equity, make dividends or prepay subordinated debt;

•	change the nature of its business;

•	engage in transactions with affiliates;

•	enter into a variety of potentially burdensome agreements;

•	enter into speculative hedging contracts; and

•	enter into sale and leaseback transactions.

The New Credit Agreement generally includes customary events of default for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to B&W occurs under the New Credit Agreement, all obligations under the New Credit Agreement will immediately become due and payable. If any other event of default exists under the New Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the New Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default occurs under the New Credit Agreement, or if we are unable to make any of the representations and warranties in the New Credit Agreement, we will be unable to borrow funds or have letters of credit issued under the New Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Credit Agreement, dated as of June 8, 2012, entered into by and among The Babcock & Wilcox Company, certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

10.2	Amended and Restated Pledge and Security Agreement, dated as of June 8, 2012, entered into by and among The Babcock & Wilcox Company and certain of its subsidiaries in favor of Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

June 12, 2012

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